Exhibit 99.1

Calidi Biotherapeutics Announces Launch of Nova Cell Subsidiary and $3 Million Aggregate Investment from Dr. Ronald Rigor

San Diego, Calif., July 29, 2024 —(GLOBE NEWSWIRE)— Calidi Biotherapeutics, Inc. (NYSE American: CLDI or “Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, announced a $2 million strategic investment by Dr. Ronald Rigor into its new subsidiary, Nova Cell, Inc. (“Nova Cell”), to advance Calidi’s Adult Adipose Allogeneic (AAA) stem cell innovative programs. Dr. Rigor also invested an additional $1 million into Calidi to further its oncology pipeline of assets.

Dr. Ronald Rigor, an accomplished Board-Certified Dermatologist, Internal Medicine, and Stem Cell Therapy expert with offices in Los Angeles, CA USA and Metro Manila, Philippines (BGC), has taken a significant step to advance regenerative medicine by investing in Calidi’s new Nova Cell subsidiary. The investment comprises of (i) a $1 million dollar subscription agreement to purchase a combination of CLDI common stock at a 10% discount to the closing price on July 22, 2024 and warrants to purchase 600,000 shares of common stock at a 20% premium to the closing price on July 22, 2024; and (ii) a $2 million dollar investment to purchase common stock of Nova Cell. Based on Calidi’s advanced cellular manufacturing process, this investment will unlock the potential of off-the-shelf AAA stem cells. Furthermore, in connection with Dr. Rigor’s investment, Calidi is proud to announce his appointment as a member of its Scientific and Medical Advisory Board.

With reasonable rights of first refusal, Dr. Rigor also receives an exclusive license to purchase and use the AAA stem cell line in the Philippines for regenerative purposes and to administer Calidi’s CLD-201 product (Super Nova platform addressing multiple solid tumors) for clinical investigations or commercial use in the Philippines. Furthermore, with reasonable rights of first refusal, Dr. Rigor has agreed that Nova Cell will be his exclusive technology service provider to develop innovative stem cell-based products, such as anti-aging creams and lotions, for sale in the Philippines.

Calidi started harvesting the AAA stem cells from healthy adult donors five years ago, adhering to FDA guidelines, for its cancer platform, CLD-201 (SuperNova). Today, through its new subsidiary, Nova Cell, the company is now expanding potential uses from oncology to other fields that require regenerative medical applications, such as cosmetics, orthopedics, auto-immune diseases, and various other therapies.

“According to Precedence Research, the global stem cell therapy market is rapidly growing and estimated to reach $14.5 billion in 2024 and grow to $31.4 billion by 2030. Our AAA stem cell technology will have the potential to lead this market. Our proprietary cell expansion method and specialized media, developed by Calidi’s scientists and process development team, will offer significant scalability advantages over other mesenchymal stem cell lines,” said Allan Camaisa, Co-Founder, Chairman, and CEO of Calidi Biotherapeutics. “We are genuinely excited to have Dr. Rigor partner with our team of talented scientists at Nova Cell. Together, we share a common belief that stem cell clinics will be the next frontier in wellness and health, bringing the regenerative properties of AAA stem cells and extending and improving overall quality of life. Nova Cell plans to begin generating revenue by supplying AAA stem cells to Dr. Rigor for his patients in 2025.”

“As the founder of one of the largest and fastest growing stem cell centers in the Philippines, I am delighted to partner with and invest in Nova Cell. This is a fantastic opportunity to provide best-in-class stem cell therapy treatments which could meet a huge unmet need in the Philippines,” said Dr. Ronald Rigor. “We look forward to bringing Nova Cell’s extensive experience in stem cell therapy production to provide innovative therapies to patients and to elevate the health and wellness industry in the Philippines.”

Nova Cell enables Calidi to unlock a valuable asset in AAA stem cells, generating current and future value. Establishing Nova Cell as a new subsidiary will also enhance the strategic focus and resource allocation efficiency for both Calidi, which is dedicated to cancer therapies, and Nova Cell, which concentrates on innovative regenerative treatments and other conditions utilizing stem cells.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on Form S-4 filed on August 2, 2023, on Form S-1 filed on October 6, 2023, on Form S-1 filed on January 29, 2024, as amended on February 7, 2024, on Form 10-K filed on March 15, 2024, and Final Prospectus filed on April 17, 2024.

For Investors and Media:

Stephen Thesing

IR@Calidibio.com